                                                                    EXHIBIT 99.1



Jan. 31, 2003

Media:      John Sousa or David Byford
            (713) 767-5800

Analysts:   Katie Pipkin or Christina Cavarretta
            (713) 767-8368 or (713) 507-6466


                     DYNEGY ANNOUNCES YEAR-END 2002 RESULTS

     . Re-audit on schedule for first quarter completion; substantive issues identified and reflected in results
     . Company announces further restatements to 1999-2001 year-end and 2002 financial statements
     .   Net cash flow and liquidity not impacted by restatements
     .   After-tax fourth quarter charges totaled $213 million

HOUSTON (Jan. 31, 2003) - Dynegy Inc. (NYSE: DYN) today announced a net loss of $2.8 billion for 2002, including after-tax charges totaling $2.5 billion. The company also announced a net loss of $341 million for the fourth quarter 2002, including after-tax charges totaling $213 million.

Year-end Results

     Dynegy's net loss of $2.8 billion for 2002 included the following significant charges, much of which has been previously reported:

     . $912 million associated with the impairment of goodwill in the Wholesale Energy Network segment;

     . $573 million for the impairment of certain investments, including communications, technology and unconsolidated generation investments;

                                     -more-

DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
2-2-2-2-2

     . $543 million for discontinued operations primarily related to the loss on the sale of Northern Natural Gas Company (NNG);

     . $234 million for the cumulative effect of a change in accounting principle associated with a write-down of goodwill in the Dynegy Global Communications segment;

     . $124 million for restructuring costs associated with the company's exit from the third-party marketing and trading business and severance;

     . $84 million for asset impairments, legal reserves, amortization costs and other charges;

     .   $33 million for West Coast Power reserves; and

     . $31 million for the cost to date for the company's exit from the third-party marketing and trading business, including certain tolling arrangements and its agreement with ChevronTexaco to end their existing natural gas purchase and sale contracts.

     "Our results reflect the effects of necessary adjustments based on past market conditions and business decisions and directions, all in the name of providing our stakeholders with transparency around our financial results," said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. "All substantive issues identified to date through the re-audit process are reflected in our 2002 results and have been restated in our financial statements. These adjustments did not impact our net cash flow for prior periods or our liquidity.

     "We did realize several important accomplishments during the year, including maintaining our safe operating standards, steadily improving our liquidity position and meeting all our customer commitments and obligations," said Williamson. "Importantly, the management team acted quickly and decisively during the latter part of 2002 to redirect our business focus, take responsibility for the past and restructure the company around our core energy businesses. The new Dynegy will be positioned for better results in the future," he added.

                                     -more-

DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
3-3-3-3-3

Restatements

     Dynegy's financial results reflect additional restatements to the company's previously reported results for 1999 through 2001 and for the first three quarters of 2002. These further restatements primarily relate to:

     . Adjustments to forward power curves and liquidity reserves used in valuing the company's U.S. power marketing and trading portfolio, which changes were made to more closely reflect forward power demand and market prices;

     . Changes in the company's accounting for certain generation and communications lease arrangements, many of which the company voluntarily brought onto the balance sheet in June 2002. The accounting changes result in the consolidation of these arrangements from their respective dates of inception and the recognition of depreciation and amortization expense for the related assets;

     . A change in the measurement date relating to the implied dividend the company previously recorded for the in-the-money conversion option on the $1.5 billion in Series B preferred stock issued to ChevronTexaco in Nov. 2001. Dynegy originally used the stock price on Nov. 7, 2001 (the date the conversion price was negotiated and approved), but has now determined that Nov. 13, 2001 (the date ChevronTexaco funded its preferred stock purchase) is the correct measurement date. The company's stock price increased significantly between these two dates after the announcement of the proposed Enron Corp. merger. As a result of the increase in the implied value of ChevronTexaco's discounted conversion right, the restated preferred stock dividend amounts reflect a two-year amortization of an approximate $660 million special dividend - an increase of approximately $595 million over the $65 million originally reported; and

     .    Other adjustments that have arisen during the re-audit process.

     The aggregate effect of these restatements on Dynegy's net income, as shown in the attached schedule "Quantification of Effects of Restatement Items," is estimated to be:

     . Net income for the fourth quarter 2001 changed from $87 million to $32 million. The reduction relates principally to a decrease in the previously reported value of the company's marketing and trading portfolio and the addition of depreciation and amortization expense associated with the consolidation of generation and communications lease arrangements;

                                     -more-

DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
4-4-4-4-4

     . Net income for the year ended 2001 changed from $539 million to $432 million. The reduction relates principally to a decrease in the previously reported value of the company's marketing and trading portfolio and the addition of depreciation and amortization expense associated with the consolidation of generation and communications lease arrangements;

     . Net income for the first quarter 2002 changed from a loss of $127 million to a loss of $405 million. The reduction relates principally to a decrease in the previously reported value of the company's marketing and trading portfolio and the impairment of the communications-related assets brought onto the balance sheet upon consolidation of the related lease arrangement;

     . Net income for the second quarter 2002 changed from a loss of $234 million to a loss of $398 million. The reduction relates principally to a decrease in the previously reported value of the company's marketing and trading portfolio and the impairment of the communications-related assets brought onto the balance sheet upon consolidation of the related lease arrangement; and

     . Net income for the third quarter 2002 changed from a loss of $1.8 billion to a loss of $1.66 billion. The adjustment relates principally to the change in previously reported values of the company's marketing and trading portfolio.

     Net income for 1999 and 2000 changed from $148 million and $484 million to $116 million and $494 million, respectively, primarily as a result of miscellaneous adjustments that have arisen during the re-audit process.

     The aggregate effect of the restatements on Dynegy's 1long-term debt is estimated to be:

     . Long-term debt at the end of the fourth quarter 2001 changed from $3.8 billion to $4.5 billion;

     . Long-term debt at the end of the first quarter 2002 changed from $4.3 billion to $5.2 billion;

     . Long-term debt at the end of the second quarter 2002 changed from $4.8 billion to $5.4 billion; and

     . Long-term debt at the end of the third quarter 2002 changed from $4.5 billion to $4.8 billion.

                                     -more-

DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
5-5-5-5-5

         These increases in debt relate principally to the consolidation of generation and communications lease arrangements as of their respective dates of inception. The ChevronTexaco implied dividend is a non-cash item that affects income or loss available to common stockholders only. The effect of the implied dividend is reflected in the attached schedules.

         Dynegy has previously announced restatements to its results for 1999 through 2001 on Nov. 14, 2002 in a Current Report on Form 8-K. Those restatements related to the Alpha structured natural gas transaction, balance sheet reconciliations principally related to the company's natural gas marketing business, adjustments related to a change in the accounting for certain contracts from hedge accounting to mark-to-market accounting under Statement of Financial Accounting Standards No. 133, and the valuation of the company's 2000 acquisition of telecommunications company Extant, Inc. The further restatement items announced today are incremental to these previously reflected restatement items.

         PricewaterhouseCoopers' re-audit of Dynegy's 1999 through 2001 financial statements remains ongoing and is expected to be completed during the first quarter 2003. Dynegy's announcement today reflects all known significant restatement items. However, as a result of this re-audit and the completion of the audit of Dynegy's 2002 financial statements, there may be further revisions to Dynegy's financial statements, some of which could be material.

         Today's restatements could affect Dynegy's ability to comply with the financial covenants in certain credit agreements. Management will continue to monitor the company's compliance with these covenants as its 2002 financial statements are finalized and will notify its lenders if the company is unable to remain in compliance.

         Schedules detailing the effects of these restatement items on prior periods and further explaining specific items are attached to this news release and posted on Dynegy's web site at www.dynegy.com.

Year-end Business Segment Results

         Year-end results for the company's business segments, which reflect the restatement items described above, are as follows:

                                     -more-

DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
6-6-6-6-6

         Wholesale Energy Network

         The Wholesale Energy Network segment consists of power generation and customer and risk management activities. Customer and risk management activities are centered on the physical delivery of and risk management around wholesale natural gas, power and coal. Dynegy UK storage is now included in discontinued operations.

         The company continues to implement its strategy for exiting the third-party marketing and trading business. Dynegy's generation business will continue to manage commodity price risk associated with fuel procurement and to market and trade around its owned and controlled assets.

         The net loss from continuing operations for the Wholesale Energy Network segment was $1.5 billion for 2002. Reported results for this segment included after-tax charges of $1.2 billion. The total operating loss for the segment consisted of $680 million for the customer and risk management business and $912 million of goodwill write-down, less $119 million in operating income from the asset businesses, which included only the generation business. The customer and risk management business was impacted primarily by the loss in value of the marketing and trading portfolio and the losses associated with the exit from that business. Results for the generation business were impacted by a significant decrease in power prices year-over-year. Discontinued operations included a gain of $28 million related to the UK storage business.

         North American gas marketing sales volumes decreased to 9.7 billion cubic feet per day, compared to 11.3 billion cubic feet per day for 2001. The end to the ChevronTexaco natural gas purchase and sale contracts and the exit from the customer and risk management business will substantially reduce future volumes. Total physical power sold increased to 418.7 million megawatt hours for 2002, compared to 414.5 million megawatt hours for 2001.

         Dynegy Midstream Services

         Dynegy Midstream Services is an integrated midstream company with operations in both the upstream and downstream segments of the North American energy industry. It ranks as one of the country's largest natural gas liquids marketers and is engaged in the gathering, processing, fractionation, storage, transportation and marketing of natural gas and natural gas liquids.

                                     -more-

DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
7-7-7-7-7

Dynegy Midstream Services also manages commodity price risk associated with its operations and markets and trades around its network of physical assets to deliver products and services to its customers. The global liquids marketing business is now included in discontinued operations.

         Net income from continuing operations for the natural gas liquids segment was $3 million in 2002. Reported results for this segment included after-tax charges of $19 million relating to restructuring and reorganization costs. Results were also impacted by lower realized prices. Discontinued operations included a loss of $7 million related to the sale of the company's London-based international LPG trading and transportation business.

         Processing volumes increased 10 percent to 91.9 thousand barrels per day for 2002, compared to 83.8 thousand barrels per day for 2001. Natural gas liquids sold were 498.8 thousand barrels per day for 2002, compared to 557.4 thousand barrels per day for 2001.

         Transmission and Distribution

         Dynegy's transmission and distribution segment includes Illinois Power, a regulated electric and gas energy delivery company serving customers across a 15,000-square-mile area of Illinois. NNG is now included in discontinued operations.

         Net income from continuing operations for the transmission and distribution segment, which includes Illinois Power, was $38 million in 2002. Reported results for this segment included after-tax charges of $24 million, including restructuring and reorganization costs and accelerated regulatory asset amortization for the fourth quarter. Results were positively impacted by an increase in electric residential and commercial volumes. Discontinued operations included a loss of $578 million related to the sale of NNG in the third quarter.

         Dynegy Global Communications

         As previously announced, Dynegy exited the communications business in Europe earlier this month and expects to exit its communications business in the United States by the end of the first quarter 2003. The exit from European communications eliminated approximately $150 million of the company's $185 million in total contractual obligations.

         The net loss from continuing operations for the communications segment was $548 million in 2002. Reported results for this segment included after-tax charges of $474 million

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

DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
8-8-8-8-8

associated with the impairment of assets, restructuring and reorganization costs and other reserves. Results also included $234 million for the cumulative effect of a change in accounting principle associated with a write-down of goodwill in the first quarter.

Fourth Quarter 2002 Results

         Dynegy reported a net loss of $341 million for the fourth quarter 2002. The operating loss was $283 million for the quarter.

         Dynegy's quarterly results included after-tax charges of $213 million, which consisted of the following:

         . $103 million for restructuring and reorganization costs, including severance costs associated with the company's October workforce reduction;

         . $33 million for the company's net portion of additional reserves at West Coast Power;

         .     $29 million for the impairment of a turbine and other charges;

         . $16 million for estimated costs to settle certain tolling arrangements associated with the company's exit from third-party marketing and trading;

         . $15 million for settling the ChevronTexaco natural gas marketing contract;

         . $15 million for the accelerated regulatory asset amortization at Illinois Power; and

         .     $14 million for discontinued operations.

         Fourth quarter results also included an after-tax gain of $12 million related to the reversal of a previously recorded accrual for annual incentive compensation, which will not be paid for 2002. In addition, there was a reduction to equity during the fourth quarter of approximately $65 million related to an increase in pension fund reserves.

Liquidity and Operating Cash Flow

         As of Jan. 29, Dynegy's liquidity was $1.673 billion. This consisted of $1.336 billion in cash, $1.4 billion in bank lines and $188 million of remaining highly liquid inventories, less $428 million of draws against bank lines and $823 million in letters of credit posted for collateral

                                     -more-

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DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
9-9-9-9-9

related principally to third-party aspects of the company's marketing and trading business. Total collateral posted as of Jan. 29, including cash and letters of credit, was $1.1 billion.

         In addition to maintaining a $1.7 billion liquidity position, Dynegy reduced its bank exposure and debt by approximately $100 million in January.

         Reported net cash use from operations for the year ended 2002 was approximately $26 million, after working capital use of approximately $955 million. The use of working capital was impacted by an increase in cash collateral and pre-payments of approximately $432 million during the year.

2003 Guidance Estimates

         Management is maintaining its previous 2003 guidance estimates on the generation, natural gas liquids and regulated energy delivery segments going forward, which included corporate-level general and administrative, depreciation, interest and other expenses.

Earnings Conference Call Simulcast

         Dynegy will discuss its fourth quarter and year-end 2002 results during an analyst conference call today at 9:00 a.m. EST, 8:00 a.m. CST. A live simulcast of the conference call will be available on the "News and Financials" section of www.dynegy.com.

About Dynegy Inc.

         Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids and regulated energy delivery. Through these business units, the company serves customers by delivering value-added solutions to meet their energy needs.

Certain statements included in this news release are "forward-looking statements." These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include changes in commodity prices for power, natural gas or natural gas liquids; Dynegy's ability to successfully execute its exit from the communications business and third-party risk management aspects of the marketing and trading business, and the costs that may be associated with these activities; the effect of Dynegy's recently announced organizational changes and management's ability to operate its remaining assets and businesses in a decentralized structure and with a reduced work force; operational factors affecting Dynegy's assets and businesses; the availability and increased cost of credit and borrowing resulting from Dynegy's weakened financial condition and non-investment grade credit ratings; Dynegy's ability to address its significant bank maturities in the second quarter 2003; receipt of the required regulatory approvals affecting Illinois Power Company's operations, including the sale of its electric transmission system; the results of the re-audit of Dynegy's 1999-2001 financial statements, which could cause further material changes to Dynegy's reported financial results for the applicable periods; uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's business, including litigation relating to the California power market and shareholder claims, as well as the ongoing regulatory investigations primarily relating to Project Alpha and Dynegy's trading practices. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

                                     -more-

DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
10-10-10-10-10

                                INTRODUCTORY NOTE

         On November 14, 2002, Dynegy filed a Current Report on Form 8-K with the SEC containing restatements of its unaudited financial statements for each of the three years in the period ended December 31, 2001 (the "Form 8-K"). Those unaudited restated financial statements, which contain adjustments to the financial statements originally filed in Dynegy's Annual Report on Form 10-K for the year ended December 31, 2001, reflect the effects of the restatement items then known to management. The restatement items reflected in those financial statements relate to the Alpha structured natural gas transaction, a balance sheet reconciliation project principally relating to the Company's natural gas marketing business, adjustments relating to a change in the accounting for certain contracts from hedge accounting to mark-to-market accounting under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, and the valuation of the Company's 2000 acquisition of telecommunications company Extant, Inc. Additionally, in Dynegy's third quarter 2002 Quarterly Report on Form 10-Q, which was filed concurrently with the Form 8-K, Dynegy presented its financial results for the nine months ended September 30, 2002 and the comparative 2001 financial results after giving effect to the above-described restatement items.

         The previously disclosed re-audit of Dynegy's 1999-2001 consolidated financial statements by PricewaterhouseCoopers LLP has been ongoing since the Form 8-K filing. As a result of the work that has been completed to date, Dynegy has determined that it will have further restatement items to its 1999-2001 financial statements as previously restated in the Form 8-K. These further restatement items, which also affect the Company's previously reported 2002 quarterly results, primarily relate to the following:

         . Changes in the methodology by which the Company estimated forward power curves and liquidity reserves in valuing its U.S. power marketing and trading portfolio, which changes were made to more closely reflect forward power demand and market prices. In prior periods, forward curves used to calculate the value of the Company's power marketing and trading portfolios were derived from broker quotes, near-term market indicators and a proprietary model based on a required rate of return on investments in new generation facilities. The Company's new forward curve methodology uses broker quotes, near-term market indicators, data from Dynegy-executed transactions and a mathematical model with growth rates based on broker quotes.

         . Changes in the Company's accounting for certain generation and communications lease arrangements, many of which the Company voluntarily brought onto the balance sheet in June 2002. The accounting changes result in the consolidation of these arrangements from their respective dates of inception and the recognition of depreciation and amortization expense for the related assets;

                                     -more-

DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
11-11-11-11-11

         . A change in the measurement date relating to the implied dividend the Company previously recorded for the in-the-money conversion option on the $1.5 billion Series B preferred stock issued to ChevronTexaco Corporation in November 2001. Dynegy originally used the stock price on November 7, 2001 (the date the conversion price was negotiated and approved), but now has determined that November 13, 2001 (the date ChevronTexaco funded its preferred stock purchase) is the correct measurement date. The Company's stock price increased significantly between these two dates after the announcement of the proposed Enron Corp. merger. As a result of the increase in the implied value of ChevronTexaco's discounted conversion right, the restated preferred stock dividend amounts reflect a two-year amortization of an approximate $660 million special dividend - an increase of approximately $595 million over the $65 million originally reported; and

         .     Other adjustments that have arisen during the re-audit process.

         The aggregate effect of these restatements on Dynegy's net income, as shown in the attached schedule "Quantification of Effects of Restatement Items," is estimated to be:

         . Net income for the fourth quarter 2001 changed from $87 million to $32 million. The reduction relates principally to a decrease in the previously reported value of the Company's marketing and trading portfolio and the addition of depreciation and amortization expense associated with the consolidation of generation and communications lease arrangements;

         . Net income for the year-end 2001 changed from $539 million to $432 million. The reduction relates principally to a decrease in the previously reported value of the Company's marketing and trading portfolio and the addition of depreciation and amortization expense associated with the consolidation of generation and communication lease arrangements;

         . Net income for the first quarter 2002 changed from a loss of $127 million to a loss of $405 million. The reduction relates principally to a decrease in the previously reported value of the company's marketing and trading portfolio and the impairment of the communications-related assets brought onto the balance sheet upon consolidation of the related lease arrangement;

         . Net income for the second quarter 2002 changed from a loss of $234 million to a loss of $398 million. The reduction relates principally to a decrease in the previously reported value of the company's marketing and trading portfolio and the impairment of the communications-related assets brought onto the balance sheet upon consolidation of the related lease arrangement; and

                                     -more-

DYNEGY ANNOUNCES YEAR-END 2002 RESULTS
12-12-12-12-12

         . Net income for the third quarter 2002 changed from a loss of $1.8 billion to a loss of $1.66 billion. The adjustment relates principally to the change in previously reported values of the company's marketing and trading portfolio.

         Net income for 1999 and 2000 changed from $148 million and $484 million to $116 million and $494 million, respectively, primarily as a result of miscellaneous adjustments that have arisen during the re-audit process.

         The aggregate effect of these restatements on Dynegy's long-term debt is estimated to be:

         . Long-term debt at the end of the fourth quarter 2001 changed from $3.8 billion to $4.5 billion;

         . Long-term debt at the end of the first quarter 2002 changed from $4.3 billion to $5.2 billion;

         . Long-term debt at the end of the second quarter 2002 changed from $4.8 billion to $5.4 billion; and

         . Long-term debt at the end of the third quarter 2002 changed from $4.5 billion to $4.8 billion.

         These increases in debt relate principally to the consolidation of generation and communications lease arrangements as of their respective dates of inception. First and second quarter 2002 amounts also reflect the previously announced impact of the Alpha structured natural gas transaction.

         Please read the accompanying financial statement schedules and the notes thereto, including the schedule entitled "Quantification of Effects of Restatement Items," for further discussion of these restatement items and their respective impacts on the Company's financial results for the periods presented.

         The restatements described in this press release reflect the currently known significant restatement items to Dynegy's previously reported financial results. PricewaterhouseCoopers' re-audit of Dynegy's 1999-2001 financial statements remains ongoing and is expected to be completed during the first quarter 2003. As a result of this re-audit, together with the completion of the audit of Dynegy's 2002 financial statements, there may be further revisions to Dynegy's financial statements which are in addition to the known revisions described above, some of which could be material. Please consider the information summarized above in any review of Dynegy's prior and current period financial results.

                                     -more-

                                   DYNEGY INC.
     REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                              Three Months Ended           Twelve Months Ended
                                                                                 December 31,                  December 31,
                                                                          --------------------------   ---------------------------
                                                                              2002           2001          2002               2001
                                                                          -----------    -----------   -----------     -----------
Revenues (2)                                                              $     1,354    $     1,964   $     4,950     $     9,238

Cost of sales (2)                                                               1,251          1,610         4,308           7,426
Depreciation and amortization expense (3)                                         186            148           565             482
Goodwill impairment (4)                                                             -              -           912               -
Impairment and other charges (5)                                                  132              -           783               -
General and administrative expense (6)                                             68            132           398             495
                                                                          -----------    -----------   -----------     -----------

    Operating income (loss)                                                      (283)            74        (2,016)            835

Earnings (losses) from unconsolidated investments                                 (14)            28          (154)            242
Interest expense                                                                 (104)           (71)         (356)           (266)
Accumulated distributions associated with trust preferred securities               (3)            (4)          (15)            (22)
Other income and expense, net (7)                                                 (51)            20           (91)            (29)
                                                                          -----------    -----------   -----------     -----------

    Income (loss) from continuing operations before income taxes                 (455)            47        (2,632)            760
Income tax provision (benefit)                                                   (128)            19          (607)            288
                                                                          -----------    -----------   -----------     -----------

    Income (loss) from continuing operations                                     (327)            28        (2,025)            472
Discontinued operations: (8)
    Income (loss) from discontinued operations (including
        loss on disposal of Northern Natural of $586 million
        during the third quarter of 2002)                                           4              6          (514)            (64)
    Income tax (provision) benefit                                                (18)            (2)          (29)             22
                                                                          -----------    -----------   -----------     -----------
Gain (Loss) on discontinued operations                                            (14)             4          (543)            (42)
Cumulative effect of change in accounting principle  (9)                            -              -          (234)              2
                                                                          -----------    -----------   -----------     -----------
    Net income (loss)                                                     $      (341)   $        32   $    (2,802)    $       432
                                                                          ===========    ===========   ===========     ===========

    Less: Preferred stock dividends (10)                                           82             41           330              41
                                                                          -----------    -----------   -----------     -----------

    Net income (loss) applicable to common stockholders                   $      (423)   $        (9)  $    (3,132)    $       391
                                                                          ===========    ===========   ===========     ===========

Earnings (loss) before interest and taxes ("EBIT")                        $      (351)   $       118   $    (2,276)    $     1,026

Basic earnings (loss) per share:
    Income (loss) from continuing operations                              $     (1.11)   $     (0.04)  $     (6.44)    $      1.32
    Gain (Loss) on discontinued operations                                      (0.04)          0.01         (1.48)          (0.13)
    Cumulative effect of change in accounting principle, net                        -              -         (0.64)           0.01
                                                                          -----------    -----------   -----------     -----------
Basic earnings (loss) per share                                           $     (1.15)   $     (0.03)  $     (8.56)    $      1.20
                                                                          ===========    ===========   ===========     ===========

Diluted earnings (loss) per share:
    Income (loss) from continuing operations                              $     (1.11)   $     (0.04)  $     (6.44)    $      1.27
    Gain (Loss) on discontinued operations                                      (0.04)          0.01         (1.48)          (0.13)
    Cumulative effect of change in accounting principle, net                        -              -         (0.64)           0.01
                                                                          -----------    -----------   -----------     -----------
Diluted earnings (loss)  per share                                        $     (1.15)   $     (0.03)  $     (8.56)    $      1.15
                                                                          ===========    ===========   ===========     ===========

Basic shares outstanding                                                          369            329           366             326

Diluted shares outstanding                                                        417            354           418             340

(1) Financial results for the periods presented reflect the known effects of the restatement items described in the Introductory Note. Please read the Introductory Note and the other financial statement schedules accompanying this press release, including the notes thereto, for additional discussion regarding these restatements.

(2) In the quarter ended September 30, 2002, Dynegy adopted Emerging Issues Task Force ("EITF") Issue 02-3. Accordingly, all mark-to-market gains and losses on energy trading contracts (whether realized or unrealized) are now shown net in the income statement, irrespective of whether the contract is physically settled. Previously, unrealized gains and losses were reflected net, and realized gains and losses were reflected gross. Additionally, in accordance with the transition provisions in this consensus, the comparative historical financial statements contained in this press release and the accompanying schedules have been conformed to meet the requirements mandated by the EITF. This change in accounting classification had no impact on operating income (loss), net income (loss), earnings (loss) per share or cash flow from operations.

                                     -more-

(3) Includes approximately $11 million and $13 million in pre-tax expense for the three- and twelve-months ended December 31, 2001, respectively, relating to the company's restatement of its accounting for certain of its generation and telecommunications lease arrangements. As a result of this change, these former operating leases will now be consolidated on the company's balance sheet from their respective dates of inception. Accordingly, additional depreciation and amortization expense will be recorded over the useful lives of the related assets. Certain of these leases were previously brought on to the balance sheet in the second quarter 2002.

(4) Reflects an after-tax charge of $912 million recognized by the company in the third quarter 2002 as an impairment of goodwill associated with its Wholesale Energy Network (WEN) segment. The amount of this charge has been increased by $4 million from the amount previously reported in the third quarter as a result of the re-audit process as described in the Introductory Note.

(5) Fourth quarter 2002 amount includes restructuring and severance charges of approximately $132 million as described in the notes to the Significant Net Income Items schedule also accompanying this press release. Dynegy previously reported Impairment and Other Charges of $319 million in the third quarter of 2002. Year-end results reflect an additional impairment of $340 million for an impairment of the lease on the company's U.S. telecommunications assets during the first and second quarter of 2002. As a result of the change in accounting relating to this lease and its consolidation on to the balance sheet beginning in 2000, the company has determined that the carrying value of the related assets would have been impaired as part of its March 31, 2002 and June 30, 2002 impairment analysis. A reduction of approximately $8 million results from the reclassification of a portion of the asset impairments to discontinued operations.

(6) Fourth quarter 2002 amounts reflect the reversal of an approximate $19 million accrual previously recorded in 2002 for annual incentive compensation payments which will not be paid.

(7) Fourth quarter and year-end 2002 amounts include a pre-tax charge of approximately $22 million relating to the company's cancellation of its natural gas purchase and sale agreement with ChevronTexaco Corporation. This charge represents the net book loss associated with the cancellation after giving effect to, among other things, the value of the third-party contracts transferred and a cash payment made to ChevronTexaco.

(8) Discontinued operations include Northern Natural Gas, which was sold in the third quarter of 2002, DMS Global Liquids, which was sold in the fourth quarter 2002, UK Storage assets, which were sold in the third and fourth quarters of 2002, and Global Communications Asia, which was sold in the fourth quarter 2002.

(9) Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." In connection with this adoption, the Company realized an after-tax cumulative effect loss of approximately $234 million associated with a write down of goodwill in its telecommunications business.

(10) Includes the effects of a change in the measurement date relating to the implied dividend the Company previously recorded for the in-the-money conversion option attending the $1.5 billion in Series B preferred stock issued to ChevronTexaco in November 2001. The Company originally recorded a special preferred stock dividend of approximately $65 million based on the intrinsic value of the two-year conversion option granted to ChevronTexaco because the conversion price was an approximate 5% discount to the market price for the Company's stock. The Company is recognizing this dividend over the two-year period from the issuance date of the preferred stock to the mandatory redemption date. For purposes of calculating the value of the conversion discount, the Company originally used its stock price on November 7, 2001, the date the preferred stock conversion price was negotiated and approved. The Company has since determined that it should have used November 13, 2001, the date ChevronTexaco funded its preferred stock purchase, as the measurement date. The Company's stock price increased significantly between November 7 and November 13, primarily as a result of the announcement during the period that Dynegy had executed an agreement to acquire Enron Corp. Because of this increase, and the resulting increase in the implied value of ChevronTexaco's discounted conversion right, the restated preferred stock dividend amounts reflect a two-year amortization of an approximate $660 million special dividend, an increase of approximately $595 million over the $65 million originally reported.

                                     -more-

                                  DYNEGY INC.
                    REPORTED SEGMENTED RESULTS OF OPERATIONS
                            (Unaudited) (In Millions)

                                                     Three Months Ended December 31, 2002 (1)
                                                    ------------------------------------------
                                                      WEN     DMS      T&D      DGC     Total
                                                    ------------------------------------------
Wholesale Energy Network:
     Customer and risk-management activities        $(222)                               $(222)
     Asset businesses                                 (15)                                 (15)
Dynegy Midstream Services:
     Upstream                                                $ (11)                        (11)
     Downstream                                                 (2)                         (2)
Illinois Power (2)                                                    $ (12)               (12)
Communications                                                                 $ (21)      (21)
                                                    ------------------------------------------
     Operating income (loss)                         (237)     (13)     (12)     (21)     (283)
Earnings (losses) from unconsolidated investments     (17)       2       --        1       (14)
Other items, net                                      (24)      (6)      (2)     (22)      (54)
                                                    ------------------------------------------
     Earnings (loss) before interest and taxes       (278)     (17)     (14)     (42)     (351)
Interest expense                                      (59)     (13)     (27)      (5)     (104)
                                                    ------------------------------------------
     Pretax earnings (loss)                          (337)     (30)     (41)     (47)     (455)
Income tax provision (benefit)                        (96)      (5)     (17)     (10)     (128)
                                                    ------------------------------------------
     Net income (loss) from continuing operations    (241)     (25)     (24)     (37)     (327)
Gain (Loss) on discontinued operations (3)              2       (7)     (12)       3       (14)
                                                    ------------------------------------------
     Net income (loss)                              $(239)   $ (32)   $ (36)   $ (34)    $(341)
                                                    ==========================================

(1) Includes the financial effects of the items impacting the 2002 quarter described in footnotes (1) through (8) on the Significant Net Income Items For the Three Months Ended December 31, 2002 and 2001 schedule.

(2) Reported financial results for Illinois Power do not reflect an impairment of its $2.3 billion intercompany note receivable from Dynegy; however, an impairment would not impact Dynegy's consolidated results because the Company eliminates intercompany transactions.

(3) Discontinued operations include DMS Global Liquids, Global Communications Asia and the then remaining portion of the UK Storage assets, all of which were sold during the quarter.

                                                    Three Months Ended December 31, 2001 (1) (2)
                                                    --------------------------------------------
                                                     WEN       DMS     T&D      DGC       Total
                                                    --------------------------------------------
Wholesale Energy Network:
     Customer and risk-management activities        $  49                                 $  49
     Asset businesses                                  50                                    50
Dynegy Midstream Services:
     Upstream                                                $   5                            5
     Downstream                                                  8                            8
Illinois Power                                                        $  (2)                 (2)
Communications                                                                 $ (36)       (36)
                                                    -------------------------------------------
     Operating income (loss)                           99       13       (2)     (36)        74
Earnings from unconsolidated investments               17        4       --        7         28
Other items, net                                       13        2        2       (1)        16
                                                    -------------------------------------------
     Earnings (loss) before interest and taxes        129       19       --      (30)       118
Interest expense                                      (28)     (13)     (27)      (3)       (71)
                                                    -------------------------------------------
     Pretax earnings (loss)                           101        6      (27)     (33)        47
Income tax provision (benefit)                         38        2      (10)     (11)        19
                                                    -------------------------------------------
     Net income (loss) from continuing operations      63        4      (17)     (22)        28
Gain (Loss) on discontinued operations                  4        1       --       (1)         4
                                                    -------------------------------------------
     Net income (loss)                              $  67    $   5    $ (17)   $ (23)     $  32
                                                    ===========================================

(1) Financial results for the periods presented reflect the known effects of the restatement items described in the Introductory Note. Please read the Introductory Note and the other financial statement schedules accompanying this press release, including the notes thereto, for additional discussion regarding these restatements.

(2) Includes the financial effects of the items impacting the 2001 quarter described in footnotes (9) through (11) on the Significant Net Income Items For the Three Months Ended December 31, 2002 and 2001 schedule.

                                     -more-

                          DYNEGY INC.
            REPORTED SEGMENTED RESULTS OF OPERATIONS
                   (Unaudited) (In Millions)

                                                          Twelve Months Ended December 31, 2002 (1)(2)
                                                     ----------------------------------------------------
                                                        WEN         DMS       T&D         DGC       Total
                                                     ----------------------------------------------------
Wholesale Energy Network:
     Customer and risk-management activities         $   (680)                                    $  (680)
     Asset businesses                                     119                                         119
     Goodwill Impairment (3)                             (912)                                       (912)
Dynegy Midstream Services:
     Upstream                                                    $    20                               20
     Downstream                                                       32                               32
Illinois Power (4)                                                          $   150                   150
Communications                                                                         $  (745)      (745)
                                                     ----------------------------------------------------
     Operating income (loss)                           (1,473)        52        150       (745)    (2,016)
Earnings (losses) from unconsolidated investments        (119)        14         (2)       (47)      (154)
Other items, net                                          (56)       (20)         2        (32)      (106)
                                                     ----------------------------------------------------
     Earnings (loss) before interest and taxes         (1,648)        46        150       (824)    (2,276)
Interest expense                                         (182)       (49)      (104)       (21)      (356)
                                                     ----------------------------------------------------
     Pretax earnings (loss)                            (1,830)        (3)        46       (845)    (2,632)
Income tax provision (benefit)                           (312)        (6)         8       (297)      (607)
                                                     ----------------------------------------------------
     Net income (loss) from continuing operations      (1,518)         3         38       (548)    (2,025)
Gain (Loss) on discontinued operations                     28         (7)      (555)        (9)      (543)
Cumulative effect of change in accounting principle        --         --         --       (234)      (234)
                                                     ----------------------------------------------------
     Net income (loss)                               $ (1,490)   $    (4)   $  (517)   $  (791)   $(2,802)
                                                     ====================================================

(1) Financial results for the periods presented reflect the known effects of the restatement items described in the Introductory Note. Please read the Introductory Note and the other financial statement schedules accompanying this press release, including the notes thereto, for additional discussion regarding these restatements.

(2) Includes the financial effects of the items impacting the 2002 period described in footnotes (1) through (13) on the Significant Net Income Items For the Twelve Months Ended December 31, 2002 and 2001 schedule.

(3) The Company recognized an after-tax charge of $912 million associated with the impairment of goodwill on the WEN segment. As there was no tax basis in this asset, the pre-tax charge was equal to the after-tax amount. See note (4) to the Reported Unaudited Condensed Consolidated Statements of Operations for further discussion.

(4) Reported financial results for Illinois Power do not reflect an impairment of its $2.3 billion intercompany note receivable from Dynegy; however, an impairment would not impact Dynegy's consolidated results because the Company eliminates intercompany transactions.

                                                          Twelve Months Ended December 31, 2001 (1)(2)
                                                      ---------------------------------------------------
                                                         WEN       DMS        T&D        DGC       Total
                                                      ---------------------------------------------------
Wholesale Energy Network:
     Customer and risk-management activities          $   214                                     $   214
     Asset businesses                                     383                                         383
Dynegy Midstream Services:
     Upstream                                                    $    82                               82
     Downstream                                                      115                              115
Illinois Power                                                              $   161                   161
Communications                                                                         $  (120)      (120)
                                                      ---------------------------------------------------
     Operating income (loss)                              597        197        161       (120)       835
Earnings from unconsolidated investments                  203         13         --         26        242
Other items, net                                          (63)       (10)        20          2        (51)
                                                      ---------------------------------------------------
     Earnings (loss) before interest and taxes            737        200        181        (92)     1,026
Interest expense                                          (91)       (52)      (114)        (9)      (266)
                                                      ---------------------------------------------------
     Pretax earnings (loss)                               646        148         67       (101)       760
Income tax provision (benefit)                            247         53         25        (37)       288
                                                      ---------------------------------------------------
     Net income (loss) from continuing operations         399         95         42        (64)       472
Gain (Loss) on discontinued operations                      4        (43)        --         (3)       (42)
Cumulative effect of change in accounting principle         2         --         --         --          2
                                                      ---------------------------------------------------
     Net income (loss)                                $   405    $    52    $    42    $   (67)   $   432
                                                      ===================================================

(1) Financial results for the periods presented reflect the known effects of the restatement items described in the Introductory Note. Please read the Introductory Note and the other financial statement schedules accompanying this press release, including the notes thereto, for additional discussion regarding these restatements.

(2) Includes the financial effects of the items impacting the 2001 period described in footnotes (4) and (14) through (16) on the Significant Net Income Items For the Twelve Months Ended December 31, 2002 and 2001 schedule.

                                     -more-

                                   DYNEGY INC.
                          Significant Net Income Items
              For the Three Months Ended December 31, 2002 and 2001
                      (Unaudited) (In Millions, after tax)

                                                                         Three Months Ended December 31, 2002
                                                         --------------------------------------------------------------------
                                                            WEN           DMS           T&D           DGC           Total
                                                         --------------------------------------------------------------------
Restructuring costs (1)                                  $       75   $        10   $         3   $         15   $        103
Tolling settlements (2)                                          16             -             -              -             16
Generation equity earnings (3)                                   33             -             -              -             33
ChevronTexaco contract settlement (4)                            15             -             -              -             15
IP Amortization expense (5)                                       -             -            15              -             15
Bonus accrual reversal (6)                                      (10)           (1)            -             (1)           (12)
Discontinued operations (7)                                      (2)            7            12             (3)            14
Other (8)                                                        17             1             -             11             29
                                                         ----------   -----------   -----------   ------------   ------------
  Total                                                  $      144   $        17   $        30   $         22   $        213
                                                         ==========   ===========   ===========   ============   ============


                                                                         Three Months Ended December 31, 2001
                                                         --------------------------------------------------------------------
                                                            WEN           DMS           T&D           DGC           Total
                                                         --------------------------------------------------------------------
Enron bankruptcy exposure (9)                            $       51   $         -   $         -   $          -   $         51
Terminated merger related costs (10)                              4             1             1              1              7
Illinois Power severance costs (11)                               -             -             9              -              9
                                                         ----------   -----------   -----------   ------------   ------------
  Total                                                  $       55   $         1   $        10   $          1   $         67
                                                         ==========   ===========   ===========   ============   ============

(1) The Company recognized an after-tax charge of approximately $103 million ($159 million pre-tax) related to restructuring charges associated with its previously announced decision to exit third party risk management aspects of the marketing and trading business. The restructuring costs are comprised primarily of charges associated with severance, excess office space and the impairment of leasehold improvement costs and other related assets. This charge, which has been allocated to the Company's reporting segments in accordance with the Company's usual accounting methods, is included in Impairment and Other Charges and Depreciation and Amortization Expense.

(2) The Company recognized an after-tax charge of approximately $16 million ($25 million pre-tax) related to the cash settlement of certain tolling agreements associated with its previously announced decision to exit third party risk management aspects of the marketing and trading business. This charge is included in Revenues.

(3) The Company recognized an after-tax charge of approximately $33 million ($50 million pre-tax) related to charges taken by West Coast Power, a 50 percent-owned equity investment owning power generation plants in Southern California. This charge, which represents Dynegy's 50 percent net portion, is included in Earnings (Losses) from Unconsolidated Affiliates and relates to a reserve to increase the allowance for doubtful accounts.

(4) The Company recognized an after-tax charge of approximately $15 million ($22 million pre-tax) relating to the cancellation of its natural gas purchase and sales contract with ChevronTexaco. This charge, which represents the net book loss associated with this cancellation after giving effect to, among other things, the value of the third-party contracts transferred and a cash payment made to ChevronTexaco, is included in Other Income and Expense, net.

(5) The Company recognized an after-tax charge of approximately $15 million ($23 million pre-tax) associated with accelerated regulatory asset amortization at Illinois Power. The charge is included in Depreciation and Amortization Expense.

(6) The Company recognized an after-tax gain of approximately $12 million ($19 million pre-tax) associated with the reversal of an accrual previously recorded in 2002 for annual incentive compensation payments which will not be paid. The gain is included in General and Administrative Expense.

(7) The Company recognized an after-tax charge of approximately $14 million ($4 million gain pre-tax) relating to its discontinued operations. The charge is primarily associated with the impairment of a LPG investment in its global liquids business of approximately $8 million ($12 million pre-tax) and an approximate $11 million ($12 million pre-tax) charge associated with the settlement of the outstanding Northern Natural working capital adjustment. These charges, which more than offset the earnings otherwise associated with these discontinued operations, are included in Gain (Loss) on Discontinued Operations. See note (8) to the Reported Unaudited Condensed Consolidated Statements of Operations for further discussion.

(8) The Company recognized an after-tax charge of approximately $9 million ($14 million pre-tax) associated with the impairment of a generation turbine. The charge is included in Depreciation and Amortization Expense. Additionally, the Company recognized an after-tax charge of approximately $3 million ($5 million pre-tax) related to its settlement with the CFTC. The Company also recognized an after-tax charge of approximately $2 million ($3 million pre-tax) related to its settlement with the SEC. The Company also recognized an after-tax charge of approximately $10 million ($15 million pre-tax) related to potential exposure associated with the planned exit from its telecommunications business. Finally, the Company recognized an after-tax loss of approximately $5 million ($7 million pre-tax) on the sale of its Canadian physical gas business to Seminole. These charges, which have been allocated to the Company's reporting segments in accordance with Company's usual accounting methods, are included in Other Income and Expense, net.

(9) During the fourth quarter 2001, the Company recognized an after-tax charge of approximately $51 million ($78 million pre-tax) related to its net exposure to Enron Corp. as a result of that company's bankruptcy filing. The charge is included in Revenues.

(10) The Company terminated its proposed merger with Enron on November 29, 2001. Transaction costs associated with this terminated merger approximated $7 million after-tax ($10 million pre-tax). The charge is included in Other Income and Expense, net.

(11) The Company incurred approximately $9 million after-tax ($15 million pre-tax) of severance costs related to a restructuring at Illinois Power. The charge is included in General and Administrative Expense.

                                     -more-

                                   DYNEGY INC.
                          Significant Net Income Items
             For the Twelve Months Ended December 31, 2002 and 2001
                      (Unaudited) (In Millions, after tax)

                                                                 Twelve Months Ended December 31, 2002
                                                          -----------------------------------------------------
                                                             WEN       DMS         T&D        DGC         Total
                                                          -----------------------------------------------------

Discontinued operations (1)                               $  (28)    $    7      $  555     $    9     $    543
Impairment of goodwill (2)                                   912         --          --         --          912
Impairment of communications assets (3)                       --         --          --        415          415
Cumulative effect of change in accounting principle (4)       --         --          --        234          234
Restructuring costs (5)                                       92         12           5         15          124
Tolling Settlements (6)                                       16         --          --         --           16
Impairment of unconsolidated generation investments (7)       94         --          --         --           94
Impairment of technology investments (8)                      27          3           2         32           64
Enron settlement (9)                                          11          3           1          1           16
Generation equity earnings (10)                               33         --          --         --           33
ChevronTexaco contract settlement (11)                        15         --          --         --           15
IP Amortization expense (12)                                  --         --          15         --           15
Other (13)                                                    40          1           1         11           53
                                                          ------     ------      ------     ------       ------
  Total                                                   $1,212     $   26      $  579     $  717       $2,534
                                                          ======     ======      ======     ======       ======

                                                                     Twelve Months Ended December 31, 2001
                                                          -------------------------------------------------------
                                                             WEN       DMS         T&D        DGC           Total
                                                          -------------------------------------------------------

Enron bankruptcy exposure (14)                            $    51    $    -      $    -     $    -        $    51
Terminated merger related costs (15)                            4         1           1          1              7
Illinois Power severance costs (16)                            --        --           9         --              9
Cumulative effect of change in accounting principle (4)        (2)       --          --         --             (2)
                                                          -------    ------      ------     ------        -------
  Total                                                   $    53    $    1      $   10     $    1        $    65
                                                          =======    ======      ======     ======        =======

(1) Discontinued operations include Northern Natural Gas, DMS Global Liquids, UK Storage assets and Global Communications Asia. On August 16, 2002, Dynegy sold Northern Natural Gas to MidAmerican Energy Holdings Company for $928 million in cash subject to adjustment for working capital changes. MidAmerican acquired all of the common and preferred stock of Northern Natural Gas and assumed all of its $950 million of debt with a fair value of approximately $890 million. Dynegy incurred an after-tax loss of approximately $578 million ($599 million pre-tax) associated with the sale, including the final adjustment for working capital changes. The Company also recognized an after-tax charge of approximately $8 million ($12 million pre-tax) associated with the impairment of a LPG investment in the global liquids business. These charges, which more than offset the earnings otherwise associated with these discontinued operations, are included in Gain (Loss) on Discontinued Operations. Additionally, a severance charge of approximately $3 million after-tax ($4 million pre-tax) (see (5) below) and an after-tax charge of approximately $5 million ($8 million pre-tax) associated with the write-down of certain communications assets and technology investments (see (3) below) was allocated to discontinued operations.

(2) The Company recognized an after-tax charge of $912 million for the impairment of goodwill associated with the WEN segment. There was no tax basis in this asset resulting in a pre-tax charge equal to the after-tax amount. This charge is included in Goodwill Impairment. See note (4) to the Reported Unaudited Condensed Consolidated Statements of Operations for further discussion.

(3) The Company recognized an after-tax charge of approximately $415 million ($638 million pre-tax) associated with the write-down of certain communications assets and technology investments. The pre-tax charge is primarily included in Impairment and Other Charges.

(4) Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." In connection with this adoption, the Company realized an after-tax cumulative effect loss of approximately $234 million associated with a write down of goodwill in its telecommunications business. Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, realizing an after-tax cumulative effect gain of approximately $2 million. These items are included in Cumulative Effect of Change in Accounting Principle.

                                     -more-

(5) The Company recognized an after-tax charge of approximately $103 million ($159 million pre-tax) related to restructuring charges associated with its previously announced decision to exit third party risk management aspects of the marketing and trading business. The restructuring costs are comprised primarily of charges associated with severance, excess office space and the impairment of leasehold improvement costs and other related assets. This charge, which has been allocated to the Company's reporting segments in accordance with its usual accounting methods, is included in Impairment and Other Charges and Depreciation and Amortization Expense. Additionally, the Company recognized an after-tax charge of approximately $21 million ($33 million pre-tax) for severance benefits for approximately 324 employees, including the Company's former Chief Executive Officer and Chief Financial Officer. This charge, which has been allocated to the Company's reporting segments in accordance with its usual accounting methods, is included in Impairment and Other Charges. An additional severance charge of $3 million after-tax ($4 million pre-tax) was allocated to discontinued operations. See (1) above.

(6) The Company recognized an after-tax charge of approximately $16 million ($25 million pre-tax) related to the cash settlement of certain tolling agreements associated with its previously announced decision to exit third party risk management aspects of the marketing and trading business. This charge is included in Revenues.

(7) The Company recognized an after-tax charge of approximately $94 million ($144 million pre-tax) for the impairment of certain investments in generation assets. This charge is included in Earnings (Losses) of Unconsolidated Investments.

(8) The Company recognized an after-tax charge of approximately $64 million ($97 million pre-tax) for the impairment of certain technology investments. These charges, which have been allocated to the Company's reporting segments in accordance with its usual accounting methods, are included in Earnings (Losses) of Unconsolidated Investments.

(9) The Company recognized an after-tax charge of approximately $16 million ($25 million pre-tax) associated with the settlement of the Enron litigation. This amount, which has been allocated to the Company's reporting segments in accordance with its usual accounting methods, is included in Other Income and Expense, Net.

(10) The Company recognized an after-tax charge of approximately $33 million ($50 million pre-tax) related to charges taken by West Coast Power, a 50 percent-owned equity investment owning power generation plants in Southern California. This charge, which represents Dynegy's 50 percent net portion, is included in Earnings (Losses) from Unconsolidated Affiliates and relates to a reserve to increase the allowance for doubtful accounts.

(11) The Company recognized an after-tax charge of approximately $15 million ($22 million pre-tax) relating to the cancellation of its natural gas purchase and sales contract with ChevronTexaco. This charge, which represents the net book loss associated with this cancellation after giving effect to, among other things, the value of the third-party contracts transferred and a cash payment made to ChevronTexaco, is included in Other Income and Expense, net.

(12) The Company recognized an after-tax charge of approximately $15 million ($23 million pre-tax) associated with accelerated regulatory asset amortization at Illinois Power. The charge is included in Depreciation and Amortization Expense.

(13) In the third quarter 2002, the Company wrote-off Dynegydirect, which resulted in an after-tax charge of approximately $16 million ($25 million pre-tax). Additionally, the Company had approximately $4 million after-tax ($6 million pre-tax) of write-offs related to information technology equipment in the second quarter 2002. These amounts are included in Depreciation and Amortization Expense. Additionally, the Company incurred approximately $4 million of after-tax ($6 million pre-tax) charges associated with fees related to a voluntary action that the Company took that altered the accounting for certain lease obligations. This amount is included in Other Income and Expense, net. In the fourth quarter 2002, the Company recognized an after-tax charge of approximately $9 million ($14 million pre-tax) associated with the impairment of a generation turbine. The charge is included in Depreciation and Amortization Expense. Additionally, the Company recognized an after-tax charge of approximately $3 million ($5 million pre-tax) related to its settlement with the CFTC. The Company also recognized an after-tax charge of approximately $2 million ($3 million pre-tax) related to its settlement with the SEC. The Company also recognized an after-tax charge of approximately $10 million ($15 million pre-tax) related to potential exposure associated with the exit from its telecommunications business. Finally, the Company recognized an after-tax loss of approximately $5 million ($7 million pre-tax) on the sale of its Canadian physical gas business to Seminole. These charges are included in Other Income and Expense, net.

(14) During the fourth quarter 2001, the Company recognized an after-tax charge of approximately $51 million ($78 million pre-tax) related to its net exposure to Enron Corp. as a result of that company's bankruptcy filing. The charge is included in Revenues.

(15) The Company terminated its proposed merger with Enron on November 29, 2001. Transaction costs associated with this terminated merger approximated $7 million after-tax ($10 million pre-tax). The charge is included in Other Income and Expense, net.

(16) During the fourth quarter 2001, the Company incurred approximately $9 million after-tax ($15 million pre-tax) of severance costs related to a restructuring at Illinois Power. The charge is included in General and Administrative Expense.

                                     -more-

                                   DYNEGY INC.
                 QUANTIFICATION OF EFFECTS OF RESTATEMENT ITEMS
                            (Unaudited) (In Millions)

The following schedules summarize the effects of the restatement items described in this press release on the Company's previously reported net income for the three- and twelve-month periods ended December 31, 2001 and for the three-month periods ended March 31, June 30 and September 30, 2002, respectively, as well as the Company's long-term debt at December 31, 2001 and at each of March 31, June 30 and September 30, 2002. These schedules, which have not been audited, reflect management's current estimate of the known effects of these restatement items. Following completion of PricewaterhouseCoopers' re-audit of the Company's 1999-2001 financial statements and its audit of the Company's 2002 financial statements, further restatements of the Company's financial results for these periods may be made, some of which could be material. Please read the Introductory Note to these financial statement schedules for further discussion of these restatement items.

-----------------------------------------------------------------------------------------------------
                                                              Three Months        Twelve Months
                                                                  Ended               Ended
                                                              December 31,        December 31,
                                                                  2001                2001
                                                              ------------        -------------
Net income as previously reported (1)                         $       87            $      539
Adjustments
       Power Curves                                                  (47)                  (71)
       Lease Arrangements                                             (7)                   (9)
       Other                                                          (1)                  (27)(2)
                                                              ----------            ----------
Restated net income                                                   32                   432
       Adjusted CVX preferred dividend                               (41)                  (41)
                                                              ----------            ----------
Restated net income (loss) available to common
       stockholders                                           $       (9)           $      391
                                                              ==========            ==========


(1) 2001 amounts previously reported in the Form 8-K filed on November 14, 2002.
(2) Items resulting from the re-audit process described in the Introductory Note relating primarily to the timing of recording various transactions in the ordinary course of business.
-----------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------
                                                                          Three Months Ended
                                                       ----------------------------------------------
                                                         March 31,        June 30,      September 30,
                                                           2002             2002           2002
                                                       ------------      -----------    -------------
Net loss as originally reported (1)                    $       (140)     $     (328)    $    (1,804)
Third quarter adjustments (2)                                    13              94               -
                                                       ------------      ----------     -----------
Restated net loss                                      $       (127)     $     (234)    $    (1,804)
Further Adjustments
       Power Curves                                            (105)           (129)            139
       Lease Arrangements                                      (191)(3)         (37)(3)          13
       Other                                                     18               2              (6)
                                                       ------------      ----------     -----------
Further restated net loss                                      (405)           (398)         (1,658)
       Adjusted CVX preferred dividend                          (83)            (82)            (83)
                                                       ------------      ----------     -----------
Further restated net loss available to common          $       (488)     $     (480)    $    (1,741)
                                                       ============      ==========     ===========
       stockholders

(1) As previously reported in Form 10-Qs for the applicable periods.
(2) As described in the Introductory Note, the Company's originally reported results for the nine-months ended September 30, 2002 reflected the effects of the previously announced restatement items relating to, among other things, the
Alpha structured natural gas transaction and the $124 million natural gas marketing charge. The "Third quarter adjustments" amounts reflect the effective changes to the originally reported first and second quarter 2002 results as a result of this process.
(3) As the communications lease is considered a consolidated asset, it was reviewed for impairment in the first and second quarter 2002. This amount includes a $183 million after-tax charge in the first quarter 2002 and a $36 million after-tax charge in the second quarter 2002 associated with the impairment of the asset.
-----------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------

                                                     December 31,    March 31,    June 30,   September 30,
                                                         2001          2002         2002         2002
                                                     ------------   -----------  ----------  -------------
Long Term Debt as previously reported (1)            $      3,834   $     4,250  $    4,795  $      4,490
       Lease Arrangements                                     664           700         345           348
       Alpha structured natural gas transaction                 -           237         224             -
                                                     ------------   -----------  ----------  ------------
Restated Long Term Debt                              $      4,498   $     5,187  $    5,364  $      4,838
                                                     ============   ===========  ==========  ============


(1)  2001 amount previously reported in the Form 8-K filed on November 14, 2002.
     2002 amounts previously reported in Form 10-Qs for the applicable periods.

-----------------------------------------------------------------------------------------------------------

                                     -more-

                                   DYNEGY INC.
                                 OPERATING DATA

                                                                    Three Months Ended                   Twelve Months Ended
                                                                       December 31,                         December 31,
                                                             --------------------------------     ---------------------------------
                                                                  2002             2001               2002               2001
                                                             ---------------   --------------     --------------    ---------------
Wholesale Energy Network:
Domestic Gas Marketing Volumes (Bcf/d)                                  5.1              8.3                7.4                8.2
Canadian Gas Marketing Volumes (Bcf/d)                                  1.3              3.5                2.3                3.1
European Gas Marketing Volumes (Bcf/d)                                  1.7              1.2                2.2                1.3
                                                             ---------------   --------------     --------------    ---------------
         Total Physical Gas Marketing Volumes                           8.1             13.0               11.9               12.6
                                                             ===============   ==============     ==============    ===============

Million Megawatt Hours Generated - Gross                               11.0              8.5               43.5               40.3
Million Megawatt Hours Generated - Net                                 10.1              7.6               39.4               34.5


North American Physical Million Megawatt Hours Sold                    26.9            104.5              289.9              317.1
European Physical Million Megawatt Hours Sold                          12.1             28.1              128.8               97.4
                                                             ---------------   --------------     --------------    ---------------
Total Physical Million Megawatt Hours Sold                             39.0            132.6              418.7              414.5
                                                             ===============   ==============     ==============    ===============

Coal Marketing Volumes (Millions of Tons)                              10.4             13.3               38.2               43.0

Average Natural Gas Price - Henry Hub ($/Mmbtu)              $         3.99    $        2.43      $        3.22     $         4.26
Average On-Peak Market Power Prices:
      Cinergy                                                $        26.42    $       20.63      $       27.21     $        35.19
      TVA                                                             27.24            20.57              27.56              34.87
      PJM                                                             36.68            24.53              36.00              40.76
      Platts SP15                                                     41.74            26.50              34.64             121.04
      New York - Zone G                                               52.35            33.05              46.78              51.75

Dynegy Midstream Services:
Natural Gas Field Plant Processing Volumes (MBbls/d)                   59.0             56.0               56.0               56.1
Natural Gas Straddle Plant Processing Volumes (MBbls/d)                34.1             31.0               35.9               27.7
                                                             ---------------   --------------     --------------    ---------------
         Total Natural Gas Processing Volumes                          93.1             87.0               91.9               83.8
                                                             ===============   ==============     ==============    ===============

Fractionation Volumes (MBbls/d)                                       190.0            213.9              215.2              226.2
Natural Gas Liquids Sold (MBbls/d)                                    437.0            545.0              498.8              557.4

Average Commodity Prices:
      Crude Oil - Cushing ($/Bbl)                            $        28.61    $       22.02      $       25.75     $        26.39
      Natural Gas Liquids ($/Gal)                                      0.47             0.32               0.40               0.45
      Fractionation Spread ($/MMBtu)                                   1.30             1.31               1.26               0.89

Illinois Power
Electric Sales in KWH (Millions):
      Residential                                                     1,206            1,042              5,548              5,202
      Commercial                                                      1,081            1,030              4,417              4,377
      Industrial                                                      2,169            2,267              8,809              8,958
      Other                                                              87               86                370                373
                                                             ---------------   --------------     --------------    ---------------
         Total Electric Sales                                         4,543            4,425             19,144             18,910
                                                             ===============   ==============     ==============    ===============

Gas Sales in Therms (Millions):
      Residential                                                       109               90                323                315
      Commercial                                                         47               37                137                136
      Industrial                                                         19               19                 80                 88
      Transportation of customer-owned gas                               53               61                233                246
                                                             ---------------   --------------     --------------    ---------------
         Total Gas Delivered                                            228              207                773                785
                                                             ===============   ==============     ==============    ===============

Heating Degree Days                                                   2,094            1,603              5,118              4,749
Cooling Degree Days                                                      35               11              1,467              1,302

                                     -more-

                                   DYNEGY INC.
                                CAPITAL RESOURCES
                           (UNAUDITED) (IN THOUSANDS)

                                                                                   December 31,            December 31,
                                                                                      2002                    2001
                                                                                   ------------            ------------
Balance Sheet Data

         Long-Term Debt                                                              $ 4,839                 $ 4,272

         Long-term portion of Transitional Funding Trust Notes                           430                     516
         Mezzanine Preferred Securities                                                  212                     246
         ChevronTexaco Mezzanine Preferred Securities                                  1,211                     882
         Project Alpha Gas Purchase Obligation                                           185                     226
         Current Portion of Project Alpha Gas Purchase Obligation                         74                      56
         Notes Payable and Current Portion of Long-Term Debt (1)                         787                     402

         Cash on Hand                                                                    774                     235

         Stockholders' Equity (2)                                                      2,097                   5,024

Off Balance Sheet Data

         Operating Lease Commitments (3)                                                 827                   1,089

(1) Among other things, includes short-term portion of Transitional Funding Trust Notes.

(2) Includes the impact of a $65 million after-tax reduction to stockholders' equity associated with the underfunding of a pension plan.

(3) Credit equivalent of operating lease obligations. While this figure is not GAAP, we believe that it is a fair presentation of our off-balance sheet liabilities associated with operating leases.

                                       ###